UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	November 16, 2004

NATIONSRENT COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114115 (Commission File Number)	14-1875911 (IRS Employer ID Number)

450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL	33301

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(954) 760-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

          On November 15, 2004, NationsRent Companies, Inc. (the “Company”) filed a Form 12b-25 stating that the Company could not complete its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the “10-Q”) due to a delay in obtaining and compiling information required to be included in the 10-Q, which delay could not be eliminated by the Company without unreasonable effort and expense.

          Pursuant to the indenture (the “Indenture”) governing the Company’s $250,000,000 9½% Senior Secured Notes due 2010 (the “Notes”), if the Company is required to file a quarterly report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) the Company must file such report within the time period specified in the SEC’s rules and regulations and provide a copy of such report to the trustee. On November 16, 2004, the Company received a notice from the trustee stating that failure to observe or perform any covenant in the Indenture could constitute an event of default if not remedied within 30 days of the date of the notice (the “Grace Period”). In the case of an event of default under the Indenture, the entire principal amount of the Notes plus interest accrued to such date would be accelerated and become immediately due and payable by the Company. In addition, if the default under the Indenture was not cured within the Grace Period and therefor became an event of default under the Indenture, such event of default under the Indenture would constitute an event of default under the Company’s $75,000,000 revolving credit facility and would allow the lenders under that credit facility, among other things, to declare all of the Company’s outstanding obligations under that facility to be immediately due and payable.

          However, the Company filed the 10-Q on November 22, 2004 and cured the default within the Grace Period. Therefore, the Company is not in default under the Indenture or the revolving credit facility.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSRENT COMPANIES, INC. By: Name: Thomas J. Hoyer Title: Executive Vice President and Chief Financial Officer

Dated: November 22, 2004